UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2005

EMPIRE FINANCIAL HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Florida	001-31292	56-3627212
(State or Other Jurisdiction of Incorporation	(Commission File No.)	(IRS Employer Identification No.)

2170 West State Road 434, Suite 100, Longwood, Florida 32779

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (407) 774-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 8, 2005, Empire Financial Holding Company (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with EFH Partners, Inc., a recently formed Delaware limited liability company (the “Purchaser”). Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to sell to the Purchaser shares of convertible preferred stock with a stated value of $700,000, in exchange for $500,000 of cash and cancellation of a $200,000 note previously issued by the Company to an affiliate of the Purchaser. The preferred stock is convertible into shares of Company common stock at $.60 per share. In addition to the issuance of the preferred stock, the Company will receive at closing a loan from the Purchaser in the amount of $250,000. Concurrent with these transactions, the Company will also be granting to the Purchaser an option to acquire an additional 1,666,666 shares of Company’s common shares at an exercise price of $.60 per share. The option will expire in two years from the closing, unless accelerated as provided in the option.

In addition, the Stock Purchase Agreement provides that at the closing (a) the Purchaser will have the right to designate three directors who must be reasonably acceptable to the Company, two of whom must be independent directors, and (b) Bradley Gordon and John J. Tsucalas will resign as directors of the Company.

On March 8, 2005, the Company also entered into a stock exchange agreement (the “Stock Exchange Agreement”) with Kevin M. Gagne and a trust controlled by Kevin M. Gagne (collectively, “Gagne”). Pursuant to the terms of the Stock Exchange Agreement, Gagne has agreed to exchange (a) 10,000 shares of the Company’s Series A Preferred Stock owned by Gagne, (b) certain outstanding debt owed to Gagne by the Company in the approximate amount of $240,000 and (c) the Company’s remaining severance obligations owed to Gagne, all in exchange for the Company issuing to Gagne shares of convertible preferred stock with a stated value of $800,000. The preferred stock is convertible into shares of Company common stock at $2.00 per share. The Company has also agreed to pay to Gagne $150,000 no later than June 30, 2007 and to repay at the closing a note owed to Gagne by the Company in the principal amount of $100,000.

In addition, on March 8, 2005, Gagne and the Purchaser entered into a stock purchase and option agreement, pursuant to which, for an undisclosed amount, the Purchaser will acquire from Gagne 500,000 shares of Company common stock and an option to purchase an additional 1,050,000 shares of Company common stock from Gagne (the “Option Shares”). The option will expire on various dates from 24 to 42 months after the closing, unless accelerated as provided in the option, and will have exercise prices ranging from $1.25 to $2.25 per share. Gagne has also agreed to deliver to the Purchaser at the closing, irrevocable proxies covering the Option Shares, which will permit the Purchaser to vote the Option Shares on all matters, except that without the approval of Gagne, the Option Shares may not be voted in favor of (i) the sale of all or substantially all of the assets of the Company, (ii) the merger of the Company with any other entity or (iii) the authorization of a new employee stock option plan or an increase in the number of shares of Company common stock available under any existing employee stock option plan.

Upon the closing of these transactions, the Purchaser may be deemed to be in control of the Company.

The closing of each of the agreements described above is subject to numerous closing conditions, including, without limitation, the closing of the other agreements described above and the receipt of any applicable regulatory approvals. The closing of these transactions is expected to occur within 120 days. However, there is no assurance that any of the transactions described above will be consummated.

The foregoing is only a summary of certain of the material terms of the agreements described above and is qualified in its entirety be reference to the actual terms contained in the agreements. The Stock Purchase Agreement and Stock Exchange Agreement are filed herewith as Exhibits 10.1 and 10.2 and are hereby incorporated by reference.

Item 8.01.	Other Events.

On March 9, 2005, the Company issued a press release announcing the execution of definitive agreements with the Purchaser and Kevin M. Gagne involving additional equity and a change of control of the Company. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits.
Exhibit 10.1 -	Stock Purchase Agreement, dated March 8, 2005, between Empire Financial Holding Company and EFH Partners, LLC.
Exhibit 10.2 -	Stock Exchange Agreement, dated March 8, 2005, between Empire Financial Holding Company, Kevin M. Gagne and the Gagne First Revocable Trust.
Exhibit 99.1 -	Press Release of Empire Financial Holding Company, dated March 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE FINANCIAL HOLDING COMPANY

Date: March 9, 2005	By: /s/ Donald A. Wojnowski Jr.

Donald A. Wojnowski Jr.

President

Index to Exhibits

Exhibit No.	Exhibit Title

10.1	Stock Purchase Agreement, dated March 8, 2005, between Empire Financial Holding Company and EFH Partners, LLC.
10.2	Stock Exchange Agreement, dated March 8, 2005, between Empire Financial Holding Company, Kevin M. Gagne and the Gagne First Revocable Trust.
99.1	Press Release of Empire Financial Holding Company, dated March 9, 2005.